Exhibit 99.2

EON LABS

Moderator: Bernhard Hampl

July 24, 2003

9:00 a.m. CT

Operator:  Welcome to this Eon Labs Second Quarter 2003 Earnings conference call.  A quick reminder that today’s conference is being recorded.

The company issued its earnings release before the market opened today.  The results are available on the company’s Web site.  Our speakers for the call today will Doctor Bernhard Hampl, President, Chief Executive Officer, who will give a brief overview of the quarter.  And Mr. Bill Holt, Chief Financial Officer, who will review the company’s results.

At the conclusion of the presentation, you will have the opportunity to ask questions by pressing star one on your telephone.  If you wish to withdraw your question, please press the pound key.

We would like to remind you that the company is subject to a number of risk factors, which are available in the company’s IPO prospectus, and the with files with the SEC on May 23rd, 2002.  We would also ask you to read the Safe Harbor disclosure contained at the end of the company’s press release, regarding today’s announcement.

A replay of the conference will be available until five p.m. eastern time on July 30th, by dialing 888-203-1112 or 719-457-0820.  The pass code for the replay is 563460.  A replay will also be available on the Investor Relations section of the Eon Labs Incorporated Web site.

At this time, callers will be placed in a listen-only mode, and I will turn the conference over to Doctor Bernhard Hampl, President and CEO of Eon Labs.  Please go ahead sir.

Bernhard Hampl:  Thank you.  We would like to welcome you to our second quarter earnings announcement this morning, and thank you for listening in.  Let me make a few comments regarding our performance.  Sales for the quarter were $78.8 million, while fully diluted EPS was 40 cent, which was above consensus estimates of 29 cents.  Diluted earnings per share for the second quarter reflected the favorable impact of an agreement relating to the recovery of a 3.5 million of legal fees from Glaxo related to the patent infringement litigation involving Nabumetone.  That adds about five cents per share to our quarterly results.

In the quarter we introduced Mirtazapine tablets in all three strengths on the day of final approval after the exclusivity period, as it is and has been our standard.  In this context, I consider it important to report that for the first time we have spent more than five million of – $5 million for R&D projects in the quarter, showing our continuing and increasing commitment to new product development.  Overall I am very pleased with the company’s performance and the progress we are still making to establish ourselves as a major force in the market.

With that, I would like to turn the call over to Bill Holt, our Chief Financial Officer.  Bill?

Bill Holt:  Thank you Bernie.  I would now like to review our financial results for the quarter.  As mentioned earlier, net sales were 78.7 million for the second quarter ended June 30th, 2003, compared to 52 million in the comparable period in 2002, or an increase of 51.3 percent.  The majority of the sales growth for the second quarter was due to new products either introduced at the end of, or subsequent to the second quarter ended June 30th, 2002.  An overall increase in unit volumes of existing products also contributed to the sales growth.

Net sales were 149.5 million for the six months ended June 30th, 2003, compared to 100.2 million in the comparable period in 2002, or an increase of 49.2 percent.  Gross profit as a percentage of net sales was 52.9 percent for the second quarter ended June 30th, 2003, compared to 54.4 percent for the comparable quarter in 2002.  The decrease in gross margin percent was due to a change in product mix, principally offset, partially offset by the increased utilization of manufacturing capacity, particularly at our North Carolina facility.

Research and development expenses increased by over 90 percent to 5.7 million for the second quarter ended June 30th, 2003, compared to three million in the comparable quarter in 2002.  The increased R&D spending was primarily attributed to expenses related to biostudies and materials, and reflects an acceleration of the company’s product development activities.

Other selling, general and administrative expenses decreased to 5.3 million for the second quarter ended June 30th, 2003, compared to 7.1 million in the comparable quarter in 2002.  The decrease is primarily attributable to an agreement that provided for the recovery of legal fees aggregating 3.5 million related to patent infringement litigation involving Nabumetone.

Excluding the recovery of legal fees, SG&A increased by 1.7 million to 8.8 for the second quarter ended June 30th, 2003, but decreased as a percentage of net sales to 11.2 percent from 13.6 percent in the comparable quarter in 2002.  The dollar increase in SG&A was principally due to higher insurance premiums for product liability and directors’ and officers’ coverage, and an increase in distribution costs due to increased sales volume.

Interest expense for the second quarter ended June 30th, 2003, decreased 1.3 million compared to the comparable quarter in 2002, principally due to lower debt levels.  The effective tax rate for the second quarter ended June 30th, 2003, was 40 percent, down from 41 percent in the comparable quarter in 2002, principally due to lower state and local taxes.

To summarize, diluted earnings per share was 40 cents for the second quarter ended June 30th, 2003, compared to 25 cents in the comparable quarter in 2002, or an increase of 60 percent.  The second quarter ended June 30th, 2003, included a recovery of legal fees as mentioned above, which resulted in about five additional cents being reported in the second quarter of 2003.  For the six months ended June 30th, 2003, diluted earnings per share was 73 cents, compared to 44 cents in the comparable period in 2002, or an increase of 65.9 percent.

Should also mention that we closed the quarter ended June 30th in a very solid financial position, with approximately $113 million of cash and short-term investments, and no debt.  Regarding financial guidance, financial guidance for the third quarter of ‘03 and an update for the full year 2003 was provided in our press release.  With that, I would like to turn the call back over to Bernie.

Bernhard Hampl:  Thanks Bill.  As I hope you can appreciate we at Eon believe we had – have had another productive quarter.  With that, I would like to open up the call for any questions.

Operator:  Thank you.  The question and answer session will be conducted electronically.  If you wish to ask a question, please press star followed by the digit one on your touch-tone telephone.  We will proceed in the order that you signal us, and take as many questions as time permits.  Once again, if you do have a question or a comment, please press star one at this time.

And our first question comes from David Maris with Bank of America.

David Maris:  Good morning.  Congratulations on an absolutely amazing quarter.  And I don’t usually say that.  But a few questions.  I think one of the key questions that clients have asked me about Eon is the visibility of a pipeline going forward, that you’ve had a lot of approvals, many of them ahead of expectations, and the second half of this year being more difficult comparisons because we saw the approvals a year ago.  First, how would you address that?

And secondly, can you characterize a little bit more what the pipeline looks like for this year, next year, qualitatively, how excited are you about it, or do you think that no, we are in a transition period, and I think last quarter you had said that you anticipated, or recently you said that you anticipated another three to five, or four to six approvals by year end.  Is that still the case?

Bernhard Hampl:  I thank you David for the congratulations.  Yes, the pipeline, I think it’s the common consensus that the pipeline for the second quarter for everybody’s a little bit on the low side, because there are just no big products coming off patent, and we just have learned a few weeks ago, so not unexpected, that the Benazepril got pediatric extension, which is also a contributing factor to the lower number of potential approvals.

We expect still to have two to three new products approved by the FDA in the second, in the second quarter, which would bring the total then to four, including the Mirtazapine, which we introduced.  And we also plan to introduce a few smaller products where we have approval, or we have received approval in recent years, mainly last year, which we will introduce now as we are going through a slower period.

As of, as for 2004, we have 14 pending approvals with the FDA and including six, including six which we are – we have tentatively approved but who are held up in the legal system, one of them we have a final approval, as you know the Omeprazole, but which we still are held up in the legal system.  And certainly the opportunities are within, the opportunities are within those paragraph four products.  That there is no doubt.  We are on track with our R&D pipeline.

I mentioned that we had record spendings, which is essentially is for our studies which indicate that we are far advanced with the product development on several products, and we are on track for what is our plan for that double-digit NDA filings for the year.  And as you know, the turnaround time at the FDA is between nine and 15 months, so we expect even from the product we are filing, or we are preparing to file in a moment to see the impact at least late 2004, above and beyond the 14 products we have already with the FDA.

David Maris:  Just as a follow-up.  Couple of the products, Itraconazole, and I don’t know if you’ve – I guess it’s widely recognized that you may be a filer on Duragesic.  Is that – first can you confirm that, and secondly, are either of those products potential 2004 products, and what’s the likelihood of the timing for both of those?

Bernhard Hampl:  Itraconazole, we are, we are making, which is the generic spawn offs from – we are, we are making, we are making progress.  We had a pretrial meeting with the court and we are waiting now for the next moves in the court system.  On the Duragesic, it was always put into our mouths that we have filed this.

We have – the statement we have made so far is I have made was we are working on interesting transdermal projects.  As far as we see that the Duragesic situation is that February of 2005 according to our information, or late January 2005, that a generics can be brought to the market.  So I think the Duragesic will not be a 2004 product.  We know that one competitor filed a paragraph four, but we have no other knowledge about that.

David Maris:  Great.  Thank you very much.

Bernhard Hampl:  Thank you David.

Operator:  Once again, if you do have a question or a comment, please press star one at this time.  And we’ll pause for just a moment.

And that concludes today’s question and answer session.  It also concludes the conference call with Eon Labs.  Thank you for your participation, you may now disconnect from the call.  END